Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ISSUES GUIDANCE FOR 2008
- Company expects 2007 FFO of $1.22 per share
Port Washington, New York — January 3, 2008 — Cedar Shopping Centers, Inc. (NYSE: CDR) today announced guidance with respect to its existing operations for calendar year 2008 (a) for net income applicable to common shareholders, $0.33 to $0.37 per share, and (b) for Funds From Operations (“FFO”), $1.22 to $1.26 per share/OP Unit. The Company’s guidance excludes any impact on FFO or net income applicable to common shareholders from new or future development/redevelopment activities, from any new acquisitions, or from dispositions of existing properties.
The Company’s guidance for 2008 is further based on the following:
•	The Company anticipates continuing stability in its tenant base in 2008 and occupancy for its stabilized properties to continue at 96%. Less than 7% of the Company’s leases expire in 2008. In determining guidance for 2008, the Company has projected no increase in rents attributable to renewals or new tenancies. Based on the foregoing, same store revenue growth in 2008 over 2007 is projected at 1.4%. In further support of its assumptions related to its tenant base stability and the level of same store growth in 2008, the Company notes that more than 40% of its revenues are from supermarkets (with remaining average lease terms of more than 12 years) and drug stores, less than 4% of revenues are generated by fashion-oriented tenants, and less than 2% from tenants involved in furniture, home furnishings and real estate-related activities.

•	The number of shares of common stock and OP Units presently outstanding will remain at approximately 46.3 million.

•	Cash flows from existing operating activities are projected to be between $55 million and $60 million in 2008.

•	Nearly 80% of the Company’s existing debt is fixed at rates averaging approximately 5.7%. For its floating-rate debt, including the secured revolving credit facility, the

Company projects an average 30-day LIBOR rate of 5.4% for 2008. Only $58 million of fixed rate debt matures in 2008, which the Company expects to refinance as the respective obligations come due.
•	The contribution in December 2007 of nine properties to the joint venture with Homburg Invest Inc., after which the Company retained only a 20% interest, results in lowering FFO per share/OP Unit for 2008 by approximately $0.05 (which includes approximately $0.02 per share/OP Unit of GAAP-related rent adjustments), while having essentially no effect on net income applicable to common shareholders. The approximate $53 million in cash proceeds to the Company from the contribution to the joint venture was used to reduce the outstanding balances under the Company’s secured revolving credit facility. As noted above, the guidance for 2008 excludes any potential impact from a recycling of these proceeds into development/redevelopment projects or acquisitions.
Although not part of the guidance determination, the Company expects, as previously announced, to complete development/redevelopment projects with total project costs of approximately $350 million by the end of 2009, of which it has expended approximately $100 million to date. The Company believes such projects will result in stabilized net operating income (revenues less property operating expenses) of between $28 and $30 million from new development projects as well as redevelopment of certain existing properties, as compared to the present yield of approximately $5.5 million on such properties currently designated as development/redevelopment projects. Funding of the approximately $150 million to $200 million of projected costs to be expended in 2008 for such development/redevelopment projects will be from a combination of new construction financing, draw downs under its existing line of credit or other financing arrangements. The Company intends to update the status of its development/redevelopment projects periodically.
The Company also today reaffirmed its 2007 FFO guidance at $1.22 per share/OP Unit which, after the $0.03 per share/OP Unit one-time charge recorded in the second quarter of 2007 for the retirement of the Company’s former Chief Financial Officer and for the hiring of a new CFO, is within the Company’s previously-announced range.
This release should be read in conjunction with the Company’s Form 10-Q and Supplemental Financial Information for the quarter ended September 30, 2007 and the Company’s Form 10-K for the year ended December 31, 2006.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis). FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. The following table is a reconciliation of the Company’s 2008 summary forecast of net income applicable to common shareholders to FFO from existing operations, excluding the effects of completed development/redevelopment projects, new acquisitions, or dispositions of existing properties:

Reconciliation of 2008 Summary Forecast of Net Income Applicable to Common
Shareholders to FFO From Existing Operations *

Total revenues	$169,700,000
Total expenses	96,700,000

Operating income	73,000,000

Total non-operating income and expense, principally interest expense	(45,000,000)
Adjustments for partnerships and joint ventures, net	(5,100,000)
Preferred distribution requirements	(7,800,000)

Net income applicable to common shareholders	15,100,000

Add (deduct):
Real estate depreciation and amortization	44,500,000
Adjustments for partnerships and joint ventures, net	(2,400,000)

FFO	$57,200,000

Weighted average number of common shares outstanding:
Shares used in determination of earnings per share	44,250,000
Additional shares for conversion of OP Units	2,050,000

Shares used in determination of FFO per share	46,300,000

Per share amounts:
Net income applicable to common shareholders	$0.34

FFO	$1.24

*	Excludes the effects of completed development/redevelopment projects, new acquisitions, or dispositions of existing properties.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates 118 properties aggregating more than 12 million square feet of gross leasable area. The Company also owns a substantial and growing pipeline of development properties as well as approximately 220 acres in primarily unimproved development parcels.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of property-specific construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.